EXHIBIT 5.0

                                  BILL OF SALE

KNOW ALL MIN BY THESE PRESENTS THAT First Union National Bank, a national banking association ("Seller"), as secured party under the Security Agreement dated FEBRUARY 2, 1996 among Silverman Retail Consultants, Inc., Silverman Jewelers Consultants, Inc., (together, "Debtor"), and Seller, for and in consideration of payment of the purchase price set forth below, does hereby sell, assign, transfer and convey to Dallas Gold & Silver Exchange, Inc., a Nevada corporation ("Purchaser"), the assets described on Schedule A attached hereto (the "Assets"). Such sale is made on the following terms:

1. Purchase Price. As the purchase price for the sale (the "Purchase Price"), Purchaser has delivered to Seller its promissory note dated the date hereof (the "Note") in the stated principal amount of $2,500,000, which shall be payable on the terms set forth therein. Payment of the Note shall be secured by a security interest in the Assets pursuant to a security agreement dated the date hereof by Purchaser delivered to Seller.

2. Representations and Warranties. In order to induce Purchaser to purchase the Assets and pay the Purchase Price therefor, Seller hereby represents and warrants to Purchaser as follows:

(a) the Assets constitute collateral security for certain indebtedness of Debtor to Seller;

(b) the sale of the Assets provided for in this Bill of Sale is a private sale under Section 9-504 of the Uniform Commercial Code as an effect in the State of South Carolina (the "Code");

(c) Seller  has a first   priority  perfected  security  interest  in the Assets
(except for the security interest in the trademarks, copyrights, and patents, which is not perfected); and

(d) Seller   has  given all  notices  to Debtor  and any other  secured  parties required under Section 9-504 of the Code and has complied in ii respects with all foreclosure requirements of Article 9 of the Code relating to the sale.

3.  Warranties.  THIS SALE IS MADE WITHOUT WARRANTY, EXPRESS OR
ILMPIED, AS TO THE CONDITION OF THE ASSETS OR THEIR FITNESS FOR
ANY PARTICULAR PURPOSE, AND THE SAME ARE BEING SOLD TOPURCHASER, AS IS, WHERE IS, WITH ALL FAULTS.

4. Governing Law; Venue. The validity, interpretation and performance of this Bill of Sale and any dispute concerned herewith shall be governed by and construed in accordance with the substantive laws of the State of North Carolina, excluding any conflicts of law, rule or principle which might refer same to another jurisdiction. Venue for any action brought with respect to this agreement shall lie solely in Charlotte, Mecklenburg County, North Carolina.

5. Successors and Assigns. This Bill of Sale shall bind Seller mud its Successors and assigns and inure to the benefit of Purchaser and its successors and assigns.

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6.  Amendment.  This Bill of Sale may be amended, modified or  supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought,

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its authorized officer this 13th day of August, 1999.




FIRST UNION NATIONAL BANK